EXHIBIT 11.2


                        OSTEOTECH, INC. AND SUBSIDIARIES
                COMPUTATION OF FULLY DILUTED NET INCOME PER SHARE



                                                    Three Months                                Nine Months
                                                Ended September 30,                         Ended September 30,
                                        ------------------------------------- --- -----------------------------------------
                                             1996                1995                 1996                 1995
                                             ----                ----                 ----                 ----
   Net income                                  $251,000          $4,709,000         $624,000           $4,000,000
                                               --------          ----------          --------           ----------

   Shares used in computing net
    income per share:

     Weighted average Common shares
      outstanding                             7,799,014            7,121,409       7,708,261            7,108,070
                                              ---------            ---------       ---------            ---------

     Weighted average Common shares
      issuable upon the exercise of
      outstanding stock options and
      warrants                                1,336,573            1,628,628       1,430,849            1,594,199
                                              ---------            ---------       ---------            ---------

     Application of assumed
      proceeds towards repurchase
      of outstanding Common shares
      using the Treasury Stock
      method                                  (892,764)(a)         (479,936)(a)     (834,615) (b)       (454,695)(b)
                                             ------------        ------------      ---------         ------------

         Shares used in computation           8,242,823            8,270,101       8,304,495            8,247,574
                                              ---------            ---------       ---------            ---------

   Net income per share
        assuming full dilution                     $.03                  $.57           $.08                 $.48
                                                   ----                  ----           ----                 ----


     a) Computed using assumed proceeds of $5,679,766 and an average market value of $6.36 in 1996 and proceeds of $3,959,000 and a closing market value of $8.25 in 1995.

     b) Computed using assumed proceeds of $5,833,961 and an average market value of $6.99 in 1996 and proceeds of $3,751,000 and a closing market value of $8.25 in 1995.

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